PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION" AND THE CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

                                                                   REDACTED COPY


THIS DISTRIBUTION AGREEMENT is made on the 23rd day of November, 2001

BY AND BETWEEN:

                  NORSKE SKOG CANADA SALES INC., a company incorporated under the laws of British Columbia whose registered office is at 9th Floor, 700 West Georgia Street, P.O. Box 10058 Pacific Centre, Vancouver, British Columbia, Canada V7Y IJ7 (the "VENDOR")

AND:

                  PAN ASIA PAPER CO. PTE LTD, a company incorporated under the laws of Singapore whose registered office is at 8 Shenton Way, #44-01 Temasek Tower, Singapore 068811 (the "PURCHASER").

WHEREAS:

(A) The Vendor, directly and/or through its affiliates, is engaged in the business of manufacturing, marketing, distributing and selling Relevant Products; and

(B) The Vendor and the Purchaser have agreed that all sales, marketing and distribution of the Relevant Products in the Territory during the Term of this Agreement, including without limitation all outstanding orders and Sales Agreements, shall be carried out exclusively by the Purchaser in accordance with the terms and conditions of this Agreement.



NOW, IT IS AGREED AS FOLLOWS:



ARTICLE 1- DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following words and expressions shall have the meanings respectively assigned to them.

         (a) "AFFILIATE" means a Subsidiary or, in the case of a partnership, a partnership is an Affiliate of a corporation or company when the partnership and such corporation are controlled by the same corporation or company

         (b) "RELEVANT PRODUCTS" means all wood-containing printing and writing paper between newsprint grade and lightweight-coated grade, including but not limited to newsprint, improved newsprint, highbright newsprint, directory, super calendared papers and lightweight-coated papers, which is manufactured by the Vendor or any of its Affiliates, and with effect from 1 January 2002 to include products manufactured by the mills formerly owned by Pacifica Papers Inc.

         (c) "SALES AGREEMENTS" shall mean all oral and written agreements (including agency agreements) to which the Vendor is a party that pertain to the sale of Relevant Products in the Territory.

         (d) "SUBSIDIARY" means, in relation to a company or corporation, any other company or corporation (i) which is controlled, directly or indirectly, by the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or control the composition of its board of directors or equivalent body; or (ii) at least half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or
                  (iii) which is a direct or indirect subsidiary of another subsidiary of the first-mentioned company or corporation.

         (e) "TERM" means that period of time from the date of this Agreement to the date set forth in written notice provided by one party to the other that the notifying party wishes to terminate this Agreement, which date shall not be less than six (6) months from the date of the notice, having regard to relevant competition law requirements.

         (f) "TERRITORY" means the territorial limits of all territories and countries located west of the western boundary of Alaska, U.S.A. and east of the western boundary of Pakistan from time to time, but excluding Japan.

         (g) "US$" or "US DOLLAR" means the lawful currency of the United States of America.

1.2      In this Agreement:

         (a) a reference to a person includes a reference to any body corporate, unincorporated association or partnership and a reference to that person's legal personal representatives or successors;

         (b) words importing the singular include the plural and vice versa and words importing one gender include every other gender unless the context requires otherwise;

         (c) references to a Recital, Clause or Schedule, unless the context otherwise requires, is a reference to a recital or clause of or schedule to this Agreement;

         (d) the Recitals and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement, and references to this Agreement include the Recitals and Schedules; and

         (e) headings are for reference only and shall not affect the interpretation of this Agreement.

ARTICLE 2 - DISTRIBUTION

2.1 MANDATE. Subject to Article 5, the Vendor hereby appoints the Purchaser and hereby grants to the Purchaser the right to sell, market and distribute the Relevant Products in the Territory on an exclusive basis during the Term of this Agreement. The Purchaser hereby accepts the foregoing mandate and agrees to act in the aforesaid exclusive capacity in respect of the Relevant Products in the Territory during the Term hereof.

2.2 SALES AGREEMENTS. Without in any manner limiting the provisions hereof, the Vendor sells, transfers and assigns to the Purchaser on an "as is where is" basis, and without warranty, all of the Vendor's right, title and interest in and to the Sales Agreements subject to the provisions regarding assignment contained in such Sales Agreements. The Vendor shall provide details of the Sales Agreements to the Purchaser on or prior to the effective date hereof whereupon the Relevant Products contemplated therein shall be sold by the Vendor to the Purchaser in accordance with the provisions hereof for resale pursuant to the terms of the relevant Sales Agreements. For greater certainty, in no event shall the Vendor sell Relevant Products contemplated in the Sales Agreements except through the Purchaser pursuant hereto. The Purchaser agrees to assist the Vendor in obtaining any required consents to such, assignment and covenants to comply with all terms of such Sales Agreements once assigned.

2.3 CONSENTS. The Vendor will use its reasonable endeavors to obtain such consents as may be required in order to effect the sale, transfer and assignment contemplated in Section 2.2 hereof; provided, however, that in no event will the Vendor incur any liability whatsoever in the event of its inability to procure such consents.

2.4 ADJUSTMENTS. On the effective date hereof, the Vendor will pay to the Purchaser all moneys (including, without limitation, all advance payments, deposits and partial payments for Relevant Products not yet then delivered but excluding any moneys received for Relevant Products delivered prior to the effective date hereof) and transfer to the Purchaser all security (including, without limitation, letters of credit) received by it in respect of all outstanding orders and Sales Agreements being sold, transferred and assigned to the Purchaser pursuant to this Agreement.

2.5 CUSTOMER LIST. The Vendor sells, transfers and assigns to the Purchaser on an "as is where is" basis, and without warranty, all the Vendor's right, title and interest in and to, and shall deliver to the Purchaser on or prior to the effective date hereof, copies of all outstanding written orders and descriptions of all outstanding oral orders for (in whole or in part) the Relevant Products within the Territory, a list of all customers (including contact name or names, addresses and telephone and facsimile numbers) who over the past three years have purchased the Relevant Products within the Territory.

2.6 SUBSIDIARY. For all purposes of this Agreement, the rights of the parties hereunder shall also extend to and include any of their respective Subsidiaries.

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION - CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

ARTICLE 3 - TERMS OF SALE

3.1 Subject to Article 5, and unless otherwise agreed between the parties, the terms and conditions upon which the Purchaser shall purchase the Relevant Products from the Vendor shall include the following: (a) the price payable by the Purchaser to the Vendor for the Relevant Products from time to time during the Term shall be equal to the price negotiated for the resale of the Relevant Products by the Purchaser to its customer less the distribution fee set out in Schedule 1 hereto, and shall be payable in US dollars on a * basis from the date of transfer of title; and (b) all shipping and delivery charges will be for the account of the Vendor and, unless otherwise agreed, all shipments will be on a C and F (cost and freight) basis.

3.2 Title will transfer from the Vendor to the Purchaser upon delivery of the Relevant Products to the carrier against bill of lading.



ARTICLE 4 - RIGHTS AND OBLIGATIONS OF PURCHASER

4.1 SALE IN OWN NAME. The Purchaser shall sell the Relevant Products in the Territory in its own name and for its own account and risk. All purchasers of Relevant Products will be customers of the Purchaser and not the Vendor. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be interpreted as constituting the Purchaser as an agent of the Vendor for any purpose. All customer relations, complaints and other dealings shall be handled solely by the Purchaser. Notwithstanding the foregoing, the Purchaser agrees that it will not re-wrap, re-label or otherwise sell the Relevant Products to any purchaser thereof in any form other than as shipped by the Vendor to the Purchaser under this Agreement.

4.2 NO REPRESENTATION. Subject to Article 5, the Purchaser shall have no right or authority to act for or in the name of, or to bind, the Vendor in any way whatsoever or to extend any warranty or make any representation on behalf of the Vendor. The Purchaser shall furthermore be solely responsible for its obligations and liabilities to third parties.



ARTICLE 5 - ORDER AND DELIVERY

5.1 SALES FORECASTS. The Purchaser shall use its reasonable efforts to provide to the Vendor on an ongoing basis a rolling forecast of its requirements of the Relevant Products for sale in the Territory.

5.2 ORDERS AND ACCEPTANCE. Orders placed by the Purchaser with the Vendor in connection with the Relevant Products shall be accepted or rejected by the Vendor in its discretion within twenty-one (21) days of receipt of same. Each order from the Purchaser shall set forth the proposed delivery period and all other relevant terms and conditions. Orders shall be deemed to have been rejected if the Vendor fails to send a written acceptance of such order prior to the expiration of the above noted twenty-one (21) day period. Subject to Section 10.2, the Purchaser shall have no right to cancel an order following acceptance.



ARTICLE 6 - TERRITORIAL LIMIT

6.1 The Purchaser agrees that it will not knowingly, directly or indirectly, sell or distribute the Relevant Products or otherwise make same, or permit same to be made, available outside of the Territory.



ARTICLE 7 - PROTECTED INTELLECTUAL PROPERTY RIGHTS

7.1 The Purchaser acknowledges and agrees that all intellectual property rights, including without limitation, trademarks associated with the Relevant Products are owned by an Affiliate of the Vendor and licensed to the Vendor. The Purchaser obtains no ownership right, title or interest in such intellectual property under this Agreement and shall not take any action which would alter, modify or infringe such intellectual property rights. The Vendor grants to the Purchaser a sub-license of such intellectual property rights for the sole purpose of marketing and selling the Relevant Products in the Territory. The Purchaser will not take any action to register in any country in the Territory any trademarks which are confusingly similar to the Vendor's trademarks. The Purchaser agrees that it will not, during or after the term of this Agreement, in any way dispute or impugn the validity of the Vendor's Affiliate's trademarks or other intellectual property or the rights of the Vendor as licensor thereof.



ARTICLE 8 - RIGHTS AND OBLIGATIONS OF THE VENDOR

8.1 EXCLUSIVE RIGHT. The Vendor shall perform all of its obligations following acceptance of an order and shall not knowingly, directly or indirectly, sell or distribute the Relevant Products within the Territory to any other party.

8.2 DUTIES, ETC. All import and export duties and other similar taxes payable in respect of the sale of the Relevant Products shall be the responsibility of the Purchaser.



ARTICLE 9 - PACKING AND SHIPPING

9.1 PACKING. Unless otherwise agreed, Relevant Products shall be prepared and packed in accordance with the Vendor's customary practices.

9.2 SHIPPING. Shipment shall be effected by the means of transport determined jointly by the Vendor and the Purchaser; failing such agreement, the Vendor shall use the means of transport most recently used by it for the customer in question or, where there is no precedent for the customer in question, the Vendor shall use the means of transport normally used by it for such purposes.



ARTICLE 10 - DELIVERY TIME AND FORCE MAJEURE

10.1 Unless otherwise agreed upon by the parties, delivery periods commence on the date of acceptance of an order.

10.2 Events such as force majeure, labour problems, shortages of materials and other circumstances which affect the Vendor or the Vendor's Affiliates and which are beyond the reasonable control of the Vendor entitle the Vendor to extend the delivery period for a period corresponding to the duration of the disability, and furthermore entitle either the Vendor or the Purchaser to cancel an order without any resulting claim for damages should the delay extend beyond forty-five (45) days. The Vendor shall promptly notify the Purchaser of the occurrence of such events.



ARTICLE 11- EARLY TERMINATION

11.1 EARLY TERMINATION ON NOTICE. If the Vendor gives a notice to the Purchaser notifying the Purchaser of the Vendor's desire to terminate this Agreement and such notice expires on or before 1 July 2003, the Vendor shall on or before the expiry of the notice pay to the Purchaser a fee, calculated as follows:-

              Distribution fee payable by Vendor to Purchaser for the
              sale and purchase of groundwood specialties for the last
              12 months prior to Purchaser's receipt of such notice       x    3
              -----------------------------------------------------

                                               12

11.2     EARLY TERMINATION WITHOUT NOTICE. This Agreement shall be terminated:

         (a) immediately, if this Agreement, or the actions of the parties under this Agreement are, in the reasonable determination of a party hereto as evidenced or substantiated by a legal opinion, unlawful; or

         (b) on written notice by a party to other party on a breach by the other party which remains uncured within thirty (30) days after the date on which written notice thereof requiring the other party to cure the same shall have been received by it.

ARTICLE 12 - BREACH

12.1 BREACH. In addition to the right to terminate as set out in Section 11.2, either party shall have the right to claim monetary damages (which for the purposes hereof includes, without limitation, interest from the date of default at the annual rate of twenty-four percent (24%) at any time in the event of a breach or default by the other to perform any of its obligations hereunder and to rectify same within seven (7) days in the case of monetary default and for all other defaults thirty (30) days following written notice (except for a non-monetary default which is incapable of being rectified within such thirty (30) day delay, provided that the party in default commences to rectify the default within such thirty (30) day delay and proceeds thereafter in a diligent and expeditious manner).



ARTICLE 13 - DISPUTES

13.1 DISPUTE RESOLUTION. Any dispute, controversy or claim (a "DISPUTE") arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Article 12, which shall be the sole and exclusive procedures for the resolution of any such disputes.

13.2     NEGOTIATION BETWEEN EXECUTIVES.

         (a) The parties shall attempt in good faith to resolve any Dispute arising out of or relating to this Agreement promptly by negotiation between the appointed representatives of the Vendor and the Purchaser who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

         (b) If the matter has not been resolved by these persons within thirty (30) days of the disputing party's notice, or if the parties fail to meet within fifteen (15) days from the date of such notice, either party may initiate arbitration as provided hereinafter.

         (c) All negotiations pursuant to this clause are on a confidential and without prejudice basis and shall be treated as compromise and settlement negotiations.

13.3     ARBITRATION.

         (a) In the event of any Dispute between the parties hereto arising out of or in connection with this Agreement, including any question regarding its existence validity, interpretation, breach or termination, such Dispute shall be finally resolved by arbitration under the Rules of London Court of International Arbitration ("LCIA"), which Rules are deemed to be incorporated by reference into this Section 13.3.

         (b) The seat of the arbitration shall be London, England, and the language of the arbitration shall be English.

         (c)      The arbitral tribunal (the "TRIBUNAL") shall consist of three
                  (3) arbitrators one (1) to be appointed by the claimant of the Dispute, one (l) to be appointed by the respondent of the Dispute and the third (3rd) to be appointed by mutual agreement between the first two arbitrators or, failing agreement within thirty (30) days, by the then Chairman of the LCIA.

         (d) Any award of the Tribunal shall be denominated in US dollars and be binding from the day it is made, and the parties hereto waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.

         (e)      This Section 13.3 shall be governed by English law.

13.2 CONTINUED PERFORMANCE. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement.



ARTICLE 14 - MISCELLANEOUS

14.1 MODIFICATIONS. This Agreement shall not be modified, amended, cancelled or altered in any way except by an instrument in writing signed by all parties. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties.

14.2 WAIVER. No party hereto shall have been deemed to have waived any right arising out of this Agreement or out of any default or breach hereunder, unless such waiver is evidenced by a written instrument by such party. No waiver of any default or breach hereunder shall be construed to constitute a waiver of any other default or breach hereunder whether similar or not. All representations and warranties shall survive without estoppel or waiver arising as a result of any investigation by either party or disclosure to any party hereunder.

14.3 SEVERABILITY. Should any term, clause or provision of this Agreement be judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause or provision, and such invalid term, clause or provision shall be deemed to have been deleted from this Agreement.

14.4 GOVERNING LAW. This Agreement is governed by, and shall be construed in accordance with the laws of Singapore.

14.5 ASSIGNMENT. No party shall have the right, power or authority to assign this Agreement or any of its rights or obligations hereunder to any third party, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the other parties. Any such assignment without the other parties' prior written consent shall be null and void.

14.6 THIRD PARTY BENEFITS. This Agreement shall be binding upon, and inure to the benefit of, each of the parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate, any person or entity other than the parties and their respective successors and permitted assigns.

14.7 NO PARTNERSHIP OR AGENCY. No party shall have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party.

14.8 NOTICE. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered mail or certified mail with return receipt requested, to the parties at the addresses shown below or to such other address as may be designated by written notice given by any party to the other parties. All notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, or the earlier of actual delivery or three days after dispatch if sent by express courier, or the earlier of actual delivery of five (5) days after dispatch if sent by registered or certified mail (or airmail for an overseas address).


          To the Vendor:            9th Floor, 700 West Georgia Street,
                                    P.O. Box 10058 Pacific Centre,
                                    Vancouver, British Columbia,
                                    Canada V7Y IJ7
                                    Attention: Senior VP, Sales & Marketing



          To the Purchaser:         8 Shenton Way,
                                     #44-01 Temasek Tower,
                                     Singapore 068811
                                     Attention: Chief Sales Officer


14.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.10 CAPTIONS. The Article and Section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

14.11 SECRECY. Each party to this Agreement hereby undertakes to keep absolutely confidential all information which it may obtain in connection with this Agreement relating to the other party to this Agreement that is not a matter of public record or shall not be subject to disclosure by virtue of law, including, by way of example, information relating to corporate and business organisation, financial structure and conditions, internal policies concerning employment and industrial relations in general. Without limiting the generality of the foregoing, the Vendor shall handle all of the Purchaser's confidential information, marketing and other material as business secrets and shall maintain such information and material in strict confidence. In particular, it is strictly forbidden for the Vendor to pass on any information relating to customers, prices, price changes, pricing methods, rebates, refunds, margins, costs, traded volumes and/or production figures or any similar information to any competitive supplier, including to other vendors to the Purchaser. It is understood that each party shall hold the other party harmless from any damages such other party may incur as a consequence of the first party having disclosed to third parties unauthorised information relating to such other party.

14.12 PUBLIC ANNOUNCEMENTS. Unless otherwise required by law or regulatory authorities, no press release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party without the prior approval of the other parties.

14.13 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereof, is the only controlling instrument and represents the complete and accurate description of the intent of the parties, and constitutes the entire agreement between the parties relating to the subject matter hereof, and there are no prior representations, warranties or agreements relating thereto. No change in, addition to, or waiver of the terms and conditions hereof shall be binding on any party unless approved by it in writing.

         IN WITNESS WHEREOF, the parties executed this Agreement on the date first above written.



                                        PAN ASIA PAPER CO. PTE LTD



                                         By: /s/ Jan H. Clasen
                                         Name: Jan H. Clasen
                                         Title: Senior VP & Chief Sales Officer



                                         NORSKE SKOG CANADA SALES INC.



                                         By: /s/ James E. Armitage
                                         Name: James E. Armitage
                                         Title: Senior VP, Sales & Marketing

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION - CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

                                   SCHEDULE 1

(Article 3.1)

Distribution Fees

From 1 July 2001 to 31 December 2001:



PRODUCTS                                             RATE

Groundwood specialties                               *

Standard newsprint                                   *



From 1 January 2002 onwards:



PRODUCTS                          TOTAL ANNUAL                RATE
                                  SALES VOLUME

Groundwood specialties           equal to or less               *
                                 than 20,000 mt

                                 equal to or less               *
                                 than 40,000 mt

                                 more than                      *
                                 40,000 mt

Standard newsprint               equal to or less               *
                                 than  100,000 mt


                                 equal to or less               *
                                 than 200,000 mt

                                 more than                      *
                                 200,000 mt